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                                  EXHIBIT 23.1

                         Consent of Independent Auditors


The Board of Directors
InKine Pharmaceutical Company, Inc.:

         We consent to the incorporation by reference in the Registration Statement on Form S-8 of our report dated August 4, 2000, except for note 1 which is as of September 21, 2000 relating to the balance sheets of InKine Pharmaceutical Company, Inc. as of June 30, 2000 and 1999, and the related statements of operations, changes in shareholders' equity, and cash flows for each of the years in the three-year period ended June 30, 2000 which report appears in the annual report on Form 10-K of InKine Pharmaceutical Company, Inc.

                                                      /s/  KPMG LLP

Philadelphia, Pennsylvania
January 26, 2001